Exhibit 99

ADP Reports First Quarter Fiscal 2009 Results;
 First Quarter Revenues Grow 9.5%; EPS from Continuing Operations Increases 20%

Updates Fiscal 2009 Forecast;
Reducing Revenue Growth Forecast; Confirms 10% to 14% EPS Growth Forecast

ROSELAND, N.J.--(BUSINESS WIRE)--November 3, 2008--Automatic Data Processing, Inc. (Nasdaq:ADP) reported 9.5% revenue growth to $2.18 billion for the first fiscal quarter ended September 30, 2008, Gary C. Butler, president and chief executive officer, announced today. Revenue growth benefited over 1% from favorable foreign exchange rates during the quarter. Pretax and net earnings from continuing operations each grew nearly 16%, and diluted earnings per share from continuing operations increased 20% to $0.54 from $0.45 a year ago on fewer shares outstanding.

Fiscal year-to-date, ADP acquired nearly 6.6 million shares of its stock for treasury at a cost of over $280 million. At September 30, 2008, cash and marketable securities balances included fixed income securities related to an overnight commercial paper borrowing of $1.4 billion, which was repaid on October 1, 2008. Cash and marketable securities at September 30, 2008 were $3.0 billion, or $1.7 billion excluding the assets related to the commercial paper borrowing.

Commenting on the results, Mr. Butler said, “Despite the challenging economy, ADP’s first quarter revenue growth, pretax margin improvement and growth in diluted earnings per share from continuing operations were all solid. The turmoil in the financial sector and resulting volatility in the markets have, however, considerably weakened the selling environment in Employer Services and PEO Services. As a result, we are behind our expectations for new business sales growth. The market turmoil has also negatively impacted the North American automobile market and as a result, Dealer Services’ revenue growth has slowed. Notwithstanding these stronger economic headwinds, we continue to invest in client-facing resources to continue to drive our strategic growth program. Additionally, we are further tightening our expense control measures in areas of discretionary spending.”

Employer Services

“Employer Services’ revenues increased 8% for the first quarter compared with the same period last year. In the United States, revenues from our traditional payroll and payroll tax filing business grew a solid 5%, and I am also pleased with 13% growth in our beyond payroll revenues. The number of employees on our clients' payrolls in the United States increased 0.4%, as measured on a same-store-sales basis for clients on our AutoPay platform. In the first quarter, worldwide client retention continued at excellent levels, although declining 0.3 percentage points over the prior year’s first quarter. Combined new business sales for Employer Services and PEO Services declined 8% worldwide due to stronger than expected economic headwinds; new business sales represent the anticipated annualized dollar value of future recurring revenues from such sales. Employer Services’ pretax margin improved 150 basis points due to operating leverage, continued expense controls, and lower selling expenses from lower new business sales.”

PEO Services

“PEO Services’ revenues increased over 18% for the first quarter compared with the same period last year. PEO Services pretax margin declined about 40 basis points due to higher pass through costs. Average worksite employees paid by PEO Services increased 25,000 to approximately 190,000, or 15.5%, compared with the first quarter of fiscal 2008.”

Dealer Services

“Dealer Services’ revenues increased 2% for the first quarter compared with the same period last year. Pretax margin expanded nearly 10 basis points. Difficulties in the North American auto markets, where new car sales have drastically declined, have resulted in increased dealership consolidations and closings putting pressure on dealers to reduce costs, which is having a direct impact on our results. However, given the current environment, I am pleased with the execution on new business sales where our win rates remain strong against the competition.”

Interest on Funds Held for Clients, Interest Income on Corporate Funds, and Interest Expense

"As a reminder, the safety and liquidity of our clients’ funds are the foremost objectives of our investment strategy. Client funds are invested in accordance with ADP’s prudent and conservative investment guidelines and the overall credit quality of the investment portfolio is AAA/AA.”

“Our investment portfolio strategy is to ladder and extend maturities relating to our client funds. As a direct result of this strategy on approximately 200 days a year client cash inflows and maturing investments are lower than client obligations. We have chosen to employ short-term financing to satisfy client funds obligations. This extended investment strategy allows us to temper the effects of interest rate fluctuations and average our way through an interest rate cycle. It is important to note that ADP has had full access to the U.S. commercial paper market to fund client obligations throughout the credit market turbulence. During the first quarter of fiscal 2009, our average commercial paper borrowing was $2.4 billion at an average rate of 2.2%.”

“For the first quarter, interest on funds held for clients of $151.9 million declined $2.6 million, or 1.7%, due to a decline of 25 basis points in the average interest yield to 4.3%, partially offset by growth of 4.2% in average client funds balances to $14.0 billion.”

“Interest expense of $19.2 million declined $10.2 million, or 34.7%, primarily from lower interest expense on our short-term financing related to the extended investment strategy due to a 300 basis point decline in average commercial paper borrowing rates to 2.2%.”

Fiscal 2009 forecast

“The economic environment has worsened since the beginning of the fiscal year. As a result of these headwinds, we are reducing our revenue forecasts as discussed below. However, by stepping up our cost containment measures during this challenging period, and through the inherent leverage in our business model, we expect to continue to expand pretax margins in each of our business segments.

“For Employer Services, we anticipate revenue growth of about 5% compared with our previous forecast of 6% to 7% growth. We continue to anticipate at least 50 basis points of pretax margin expansion in Employer Services. We anticipate 14% to 16% revenue growth for PEO Services compared with our previous forecast of 16% to 17% growth. We anticipate up to 50 basis points of pretax margin expansion in PEO Services. We anticipate a decline of about 10% in worldwide new business sales for Employer Services and PEO Services on a combined basis from about $1.15 billion in new business sales last fiscal year. This sales forecast is lower than our previous forecast of mid single-digit growth due to the considerable stress in the economy. For Dealer Services, we anticipate revenues will be about flat with a year ago compared with our previous forecast of 6% to 8% growth. We anticipate up to 50 basis points of pretax margin expansion in Dealer Services. This lower forecast for Dealer Services is being driven by the significant challenges facing the auto industry.”

“We have also updated our client funds portfolio forecast. The interest assumptions in our current forecast are based on Fed Funds futures contracts and forward yield curves as of October 31, 2008, which anticipate a decrease of 25 basis points in the Fed Funds rate to 0.75% before the end of 2008, and then an increase of 25 basis points in the spring of 2009, exiting the fiscal year with a Fed Funds rate of 1.00%.”

“Interest on funds held for clients is expected to decline $60 to $65 million, or 9% to 10%, from $684.5 million in fiscal 2008 based on an approximate 40 basis point decline in the average interest yield to about 4.0%, and flat to slightly down average client funds balances. We anticipate unfavorable Canadian foreign exchange rates will reduce balance growth over 1 percentage point; additionally, we are forecasting fewer employees on our clients’ payrolls, slower than anticipated new business sales growth, and lower wage growth, including lower bonuses. This forecast is about $35 million lower than our previous estimate of a $25 to $30 million decline in interest on funds held for clients, which was based on an average interest yield of nearly 4.2% on expected growth of 1% to 2% in average client funds balances.”

“Interest expense is expected to decline $35 to $40 million from $80.5 million in fiscal 2008, primarily from lower interest expense on our short-term financing related to the extended investment strategy due to an approximate 260 basis point decline in average commercial paper borrowing rates.”

“As a result of the preceding changes, we currently anticipate total revenue growth of 2% to 3% for fiscal 2009, compared with our previous forecast of 7% to 8% revenue growth. Over 2 percentage points of the 4 to 6 percentage point reduction is attributable to the anticipated continuation of unfavorable foreign exchange rates due to the strengthening dollar. The reduction in our business segment forecasts noted above reduced our total revenue forecast about 3 percentage points. However, by remaining focused on our strategy to expand pretax margins, along with continued tightening of cost containment measures, we continue to be confident in our ability to achieve our 10% to 14% forecasted growth in diluted earnings per share from continuing operations, up from $2.18 in fiscal 2008 (which excludes the net one-time gain of $0.02 per share recorded in the fourth quarter of fiscal 2008).”

“ADP is a strong brand with an excellent business model - about 90% of the revenues generated by our businesses are recurring revenues; our clients stay with us, on average, about 10 years; we have excellent margins; we have healthy, reliable and consistent cash flows and low capital expenditure requirements; we are proud to be a AAA credit rated company; and the markets we serve are under-penetrated. As such, we continue to remain optimistic about ADP’s long-term opportunities for growth,” Mr. Butler concluded.

Website Schedules

The schedules of quarterly and full-year revenue and pretax earnings by reportable segment for fiscal years 2007 and 2008 and the first quarter of fiscal 2009 have been updated to reflect fiscal 2009 budgeted foreign exchange rates, and are posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our website www.adp.com under Financial Data along with the quarterly and full-year statements of earnings for fiscal 2007 and fiscal 2008.

An analyst conference call will be held today, Monday, November 3 at 4:45 p.m. EST. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to ADP’s home page, www.adp.com, or ADP’s Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/, and click on the webcast icon. The presentation will be available to download and print approximately 40 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm. ADP’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same Web site.

About ADP

Automatic Data Processing, Inc. (Nasdaq: ADP), with nearly $9 billion in revenues and over 585,000 clients, is one of the world's largest providers of business outsourcing solutions. Leveraging nearly 60 years of experience, ADP offers a wide range of HR, payroll, tax and benefits administration solutions from a single source. ADP's easy-to-use, cost-effective solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine and recreational vehicle dealers throughout the world. For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's Web site at www.ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	September 30,	June 30,
	2008	2008
Assets
Cash and cash equivalents/Short-term marketable securities (A)	$2,919.1	$1,583.8
Other current assets	1,671.0	1,806.2
Total current assets before funds held for clients	4,590.1	3,390.0
Funds held for clients	14,759.1	15,418.9
Total current assets	19,349.2	18,808.9

Long-term marketable securities (B)	66.1	76.5
Property, plant and equipment, net	730.8	742.9
Other non-current assets	4,030.8	4,106.1
Total assets	$24,176.9	$23,734.4

Liabilities and Stockholders' Equity
Obligation under commercial paper borrowing	$1,362.9	$-
Other current liabilities	1,902.7	2,046.9
Client funds obligations	14,814.8	15,294.7
Total current liabilities	18,080.4	17,341.6

Long-term debt	39.2	52.1
Other non-current liabilities	1,196.0	1,253.5
Total liabilities	19,315.6	18,647.2

Total stockholders' equity	4,861.3	5,087.2
Total liabilities and stockholders' equity	$24,176.9	$23,734.4

(A) As of September 30, 2008, cash and cash equivalents / short-term marketable securities include short-term marketable securities related to a commercial paper borrowing of $1.4 billion, which was repaid on October 1, 2008.

(B) As of June 30, 2008, long-term marketable securities include $11.7 million of securities that have been pledged as collateral under the Company's reverse repurchase agreement.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2008	2007
REVENUES:
Revenues, other than interest on funds held for clients and PEO revenues	$ 1,752.5	$ 1,603.5
Interest on funds held for clients	151.9	154.5
PEO revenues (A)	277.1	234.0
Total revenues	2,181.5	1,992.0

EXPENSES:
Costs of revenues:
Operating expenses	1,046.9	908.3
Systems development and programming costs	130.4	124.4
Depreciation and amortization	59.4	59.4
Total costs of revenues	1,236.7	1,092.1

Selling, general and administrative expenses	526.7	533.6
Interest expense	19.2	29.4
Total expenses	1,782.6	1,655.1

Other income, net	(42.4)	(44.6)

Earnings from continuing operations before income taxes	441.3	381.5

Provision for income taxes	163.3	141.1

Net earnings from continuing operations	$ 278.0	$ 240.4

(Loss) / earnings from discontinued operations, net of provision for income taxes of $1.1 and $31.2 for the three months ended September 30, 2008 and 2007, respectively.	(1.1)	57.0

Net earnings	$ 276.9	$ 297.4

Basic earnings per share from continuing operations	$ 0.55	$ 0.45
Basic earnings per share from discontinued operations (B)	0.00	0.11
Basic earnings per share	$ 0.55	$ 0.56

Diluted earnings per share from continuing operations	$ 0.54	$ 0.45
Diluted earnings per share from discontinued operations (B)	0.00	0.11
Diluted earnings per share	$ 0.54	$ 0.55

Dividends per common share	$ 0.2900	$ 0.2300

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $2,798.6 and $2,404.2 for the three months ended September 30, 2008 and 2007, respectively.

(B) The $0.11 in basic and diluted EPS for the three months ended September 30, 2007 relates to the gain on the sale of the Travel Clearing business.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended
	September 30,
	2008	2007	Change	% Change
Revenues (A)
Employer Services	$1,566.4	$1,447.7	$118.7	8%
PEO Services	279.2	235.7	43.5	18%
Dealer Services	338.9	331.7	7.2	2%
Other	(3.0)	(23.1)	20.1	87%
	$2,181.5	$1,992.0	$189.5	10%
Pre-tax earnings from continuing operations (A)
Employer Services	$369.4	$320.3	$49.1	15%
PEO Services	28.4	25.0	3.4	13%
Dealer Services	51.9	50.5	1.4	3%
Other	(8.4)	(14.3)	5.9	41%
	$441.3	$381.5	$59.8	16%
Pre-tax margin (A)
Employer Services	23.6%	22.1%	1.5%
PEO Services	10.2%	10.6%	(0.4)%
Dealer Services	15.3%	15.2%	0.1%
Other	n/m	n/m	n/m
	20.2%	19.2%	1.0%

(A) Prior year's segment results were adjusted to reflect fiscal year 2009 budgeted foreign exchange rates.

n/m - not meaningful

	Three Months Ended
	September 30,
	2008	2007	Change
Components of other income, net:
Interest income on corporate funds	$(46.0)	$(44.0)	$(2.0)
Realized gains on available-for-sale securities	(1.1)	(4.6)	3.5
Realized losses on available-for-sale securities	1.9	4.6	(2.7)
Other	2.8	(0.6)	3.4
Total other income, net	$(42.4)	$(44.6)	$2.2

	Three Months Ended
	September 30,
	2008	2007	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$278.0	$240.4	$37.6	16%
Net earnings	$276.9	$297.4	$(20.5)	(7)%
Basic weighted average shares outstanding	507.5	529.3	(21.8)	(4)%
Basic earnings per share from continuing operations	$0.55	$0.45	$0.10	22%
Basic earnings per share	$0.55	$0.56	$(0.01)	(2)%

Diluted net earnings from continuing operations	$278.0	$240.4	$37.6	16%
Diluted net earnings	$276.9	$297.4	$(20.5)	(7)%
Diluted weighted average shares outstanding	513.5	536.2	(22.7)	(4)%
Diluted earnings per share from continuing operations	$0.54	$0.45	$0.09	20%
Diluted earnings per share	$0.54	$0.55	$(0.01)	(2)%

	Three Months Ended
	September 30,
	2008	2007
Key Statistics:
Internal revenue growth:
Employer Services	8%	9%
PEO Services	18%	21%
Dealer Services	1%	7%

Employer Services:
Change in pays per control - AutoPay product	0.4%	1.6%
Change in client revenue retention percentage - worldwide	(0.3) pts	0.5 pts
Employer Services/PEO new business sales growth - worldwide	(8)%	11%

PEO Services:
Paid PEO worksite employees at end of period	193,000	167,000
Average paid PEO worksite employees during the period	190,000	165,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended
	September 30,
	2008	2007	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$1.5	$1.7	$(0.2)	(9.4)%
Corporate extended	2.9	2.1	0.8	38.6%
Total corporate	4.5	3.8	0.7	17.4%
Funds held for clients	14.0	13.5	0.6	4.2%
Total	$18.5	$17.3	$1.2	7.1%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	3.7%	4.9%
Corporate extended	4.4%	4.4%
Total corporate	4.1%	4.6%
Funds held for clients	4.3%	4.6%
Total	4.3%	4.6%

Net unrealized gain (loss) position at end of period	$(41.8)	$(15.8)

Average short-term financing (in billions):
U.S. commercial paper borrowings	$2.4	$1.8
U.S. & Canadian reverse repurchase agreement borrowings	0.5	0.3
	$2.9	$2.1

Average interest rates paid on:
U.S. commercial paper borrowings	2.2%	5.2%
U.S. & Canadian reverse repurchase agreement borrowings	2.5%	4.5%

Interest on funds held for clients	$151.9	$154.5	$(2.6)	(1.7)%
Corporate extended interest income (B)	32.0	23.3	8.7	37.3%
Corporate interest expense-short-term financing (B)	(17.2)	(27.5)	10.3	37.5%
	$166.7	$150.3	$16.4

(B) While “Corporate extended interest income” and “Corporate interest expense -short-term financing” are non-GAAP disclosures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

	Three Months Ended
	September 30,
	2008	2007

Corporate extended interest income	$32.0	$23.3
All other interest income	14.0	20.7
Total interest income on corporate funds	$46.0	$44.0

Corporate interest expense - short-term financing	$17.2	$27.5
All other interest expense	2.0	1.9
Total interest expense	$19.2	$29.4

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, should be considered in evaluating any forward-looking statements contained herein.

CONTACT:
ADP Investor Relations
Elena Charles, 973-974-4077
Debbie Morris, 973-974-7821